EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-149497 on Form F-3 and No. 333-147042 on Form S-8 of our report dated June 5, 2009, relating to the financial statements and financial statement schedule of Canadian Solar Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109,” effective January 1, 2007), and the effectiveness of Canadian Solar Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Canadian Solar Inc. for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai, China
June 5, 2009